Exhibit 99.1

Moody's Corporation Reports Results for Second Quarter 2013

  2Q13 revenue up 18% from 2Q12 to $756.0 million
  2Q13 operating income of $350.8 million up 26% from 2Q12; adjusted operating income up 24% to $373.9 million
  2Q13 reported EPS up 32% from 2Q12 to $1.00
  Annualized dividend increased 25% to $1.00 per share; FY 2013 total share repurchases now anticipated to reach $1 billion
  FY 2013 non-GAAP EPS guidance range remains $3.49 to $3.59

NEW YORK--(BUSINESS WIRE)--July 24, 2013--Moody’s Corporation (NYSE: MCO) today announced results for the second quarter 2013.

SUMMARY OF RESULTS FOR SECOND QUARTER 2013

Moody’s reported revenue of $756.0 million for the three months ended June 30, 2013, up 18% from $640.8 million for the second quarter of 2012. Operating expenses for the second quarter of 2013 totaled $405.2 million, a 12% increase from the prior-year period. Operating income for the quarter was $350.8 million, a 26% increase from $278.5 million for the same period last year. Adjusted operating income, defined as operating income before depreciation and amortization, was $373.9 million, a 24% increase from $300.6 million last year. Diluted earnings per share of $1.00 increased 32% from $0.76 in the second quarter of 2012.

“Moody's results for the second quarter reflected continued strong operating performance across the Company,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “We are pleased to announce we have increased our annualized dividend to $1.00 per share. We also now anticipate total 2013 share repurchases of approximately $1 billion. Our EPS guidance range for 2013 remains $3.49 to $3.59.”

SECOND QUARTER REVENUE

For Moody’s Corporation overall, global revenue of $756.0 million for the second quarter of 2013 was up 18% from the second quarter of 2012. U.S. revenue of $408.4 million and non-U.S. revenue of $347.6 million for the second quarter of 2013 both increased 18% from the second quarter of 2012. Revenue generated outside the U.S. represented 46% of Moody’s total revenue for the quarter, flat compared to the year-ago period.

Global revenue for Moody’s Investors Service (“MIS”) for the second quarter of 2013 was $537.3 million, up 22% from the prior-year period. U.S. revenue of $313.2 million for the second quarter of 2013 increased 21% from the second quarter of 2012. Revenue generated outside the U.S. of $224.1 million increased 22% from the year-ago period. The impact of foreign currency translation on MIS revenue was negligible.

Within MIS, global corporate finance revenue of $262.9 million in the second quarter of 2013 increased 37% from the prior-year period, reflecting strong global issuance in investment grade and high yield bonds, as well as in bank loans. Corporate finance revenue increased 28% in the U.S. and 52% outside the U.S.

Global structured finance revenue totaled $97.2 million for the second quarter of 2013, reflecting a 7% increase from a year earlier. U.S. structured finance revenue grew 29% from the year-ago period, primarily due to strength in issuance of commercial mortgage-backed securities. Non-U.S. structured finance revenue declined 17%, mostly reflecting weaker issuance volumes in European residential mortgage-backed and asset-backed securities.

Global financial institutions revenue of $84.5 million in the second quarter of 2013 increased 9% compared to the prior-year period. U.S. financial institutions revenue was up 9%, primarily reflecting stronger banking activity, while non-U.S. revenue grew 8%, driven by increased bond issuance by insurance companies.

Global public, project and infrastructure finance revenue was $92.7 million for the second quarter of 2013, an increase of 14% from the second quarter of 2012. U.S. and non-U.S. revenues were up 8% and 31%, respectively, from the prior-year period, primarily due to gains in project and infrastructure finance globally.

Global revenue for Moody’s Analytics (“MA”) for the second quarter of 2013 was $218.7 million, up 10% from the second quarter of 2012. In the U.S., MA revenue of $95.2 million for the second quarter of 2013 increased 8% from the prior-year period. Outside the U.S., revenue of $123.5 million grew 11% as compared with the same quarter of 2012. The impact of foreign currency translation on MA revenue was negligible.

Revenue from research, data and analytics of $130.3 million increased 7% from the prior-year period, reflecting strong customer retention and solid growth from MA’s research offerings. Enterprise risk solutions revenue of $60.2 million was up 17% over the prior-year period driven by strong growth in products and services that support regulatory and compliance activities at banks and insurance companies. Revenue from professional services of $28.2 million was up 7% from the prior-year period, reflecting solid growth in revenue from Copal Partners, partially offset by softness in the training and certification business.

SECOND QUARTER OPERATING EXPENSES, OPERATING INCOME, AND EFFECTIVE TAX RATE

Second quarter 2013 operating expenses for Moody’s Corporation were $405.2 million, 12% more than the prior-year period, in part due to increased headcount, annual compensation increases and higher technology expenses. Operating income of $350.8 million for the quarter increased 26% from $278.5 million for the same period last year. The impact of foreign currency translation on operating expenses and operating income for the quarter was negligible. Moody’s reported operating margin for the second quarter of 2013 of 46.4%, which was up from 43.5% in the second quarter of 2012. Adjusted operating margin of 49.5% for the second quarter of 2013 was up from 46.9% for the same period last year.

Moody’s effective tax rate was 32.2% for the second quarter of 2013, compared with 33.6% for the prior-year period.

YEAR-TO-DATE RESULTS

Moody’s Corporation revenue for the first six months of 2013 totaled $1,487.8 million, an increase of 16% from $1,287.6 million for the same period of 2012. The impact of foreign currency translation on revenue for the first six months was negligible. Revenue at MIS totaled $1,058.5 million for the first six months of 2013, an increase of 18% from the same period in 2012. MA revenue rose 9% from the first six months of 2012 to $429.3 million.

Expenses for the first six months of 2013 totaled $856.6 million, 16% higher than a year ago, and included costs associated with the first quarter 2013 litigation settlement. The impact of foreign currency translation on expenses for the first half was negligible. Year-to-date operating income of $631.2 million grew 15% from $547.5 million for the same period of 2012. Diluted earnings per share of $1.83 for the first six months of 2013, which includes the litigation settlement charge of $0.14, increased 20% from $1.52 in the first six months of 2012. Excluding the litigation settlement charge, diluted earnings per share of $1.97 for the first six months of 2013 grew 30% from $1.52 for the same period in 2012.

CAPITAL ALLOCATION AND LIQUIDITY

During the second quarter of 2013, Moody’s repurchased 4.1 million shares at a total cost of $259.1 million, and issued 1.7 million shares under employee stock-based compensation plans. Outstanding shares as of June 30, 2013 totaled 220.4 million, reflecting a 1% decline from a year earlier. As of June 30, 2013, Moody’s had $1.3 billion of share repurchase authority remaining under its current programs. At quarter-end, Moody’s had $1.6 billion of outstanding debt and $1.0 billion of additional debt capacity available under its revolving credit facility. Total cash and cash equivalents at quarter-end were $1.6 billion, an increase of $808.9 million from a year earlier. Free cash flow for the first six months of 2013 of $351.0 million increased $137.4 million from the same period a year ago.

ASSUMPTIONS AND OUTLOOK FOR FULL-YEAR 2013

Moody’s outlook for 2013 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ, Moody’s results for the year may differ materially from the current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates.

Moody’s full-year 2013 non-GAAP EPS guidance range, which excludes the impact of the litigation settlement charge, remains $3.49 to $3.59. For Moody’s overall, the Company still expects full-year 2013 revenue to grow in the high-single-digit percent range. Full-year 2013 operating expenses are still projected to increase in the mid-single-digit percent range. Full-year 2013 operating margin is still projected to be 41 to 42 percent and adjusted operating margin for the year is still expected to be 44 to 45 percent. Guidance ranges for operating expenses, operating margin and adjusted operating margin all include the first quarter litigation settlement charge. The effective tax rate is still expected to be approximately 32 percent. Moody’s has raised its annualized dividend to $1.00 per share, a 25% increase from the prior $0.80. Full-year 2013 total share repurchases are now expected to be approximately $1 billion, subject to available cash, market conditions and other ongoing capital allocation decisions. Capital expenditures are still projected to be approximately $50 million. The Company still expects approximately $100 million in depreciation and amortization expense. Free cash flow is still expected to be approximately $850 million.

Certain components of 2013 revenue guidance have been modified to reflect the Company’s current view of business conditions. For the global MIS business, revenue for full-year 2013 is still expected to increase in the high-single-digit percent range. Both U.S. and non-U.S. MIS revenue are also now expected to increase in the high-single-digit percent range. Corporate finance revenue is now projected to grow in the low-teens percent range. Revenue from structured finance is now expected to decrease in the low-single-digit percent range, while revenue from financial institutions is still expected to grow in the low-single-digit percent range. Public, project and infrastructure finance revenue is still expected to increase in the low-double-digit percent range.

For MA, full-year 2013 revenue is still expected to increase in the high-single-digit percent range. Within the U.S., MA revenue is now expected to increase in the low-double-digit percent range. Non-U.S. revenue is now expected to increase in the mid-single-digit percent range. Revenue from research, data and analytics is still projected to grow in the high-single-digit percent range, while revenue for enterprise risk solutions is still expected to grow in the low-double-digit percent range. Professional services revenue is still expected to grow in the high-single-digit percent range.

CONFERENCE CALL

A conference call to discuss second quarter 2013 results will be held this morning, July 24, 2013, at 11:30 a.m. Eastern Time. Individuals within the U.S. and Canada can access the call by dialing 1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. Eastern Time. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed on Moody's Investor Relations website, http://ir.moodys.com, until 3:30 p.m. Eastern Time, August 23, 2013.

A replay of the teleconference will be available from 3:30 p.m. Eastern Time, July 24, 2013 until 3:30 p.m. Eastern Time, August 23, 2013. The replay can be accessed from within the United States and Canada by dialing 1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 4094394.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The Corporation, which reported revenue of $2.7 billion in 2012, employs approximately 7,000 people worldwide and maintains a presence in 29 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2013 and other forward-looking statements in this release are made as of July 24, 2013, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Dodd-Frank Wall Street Reform and Consumer Protection Act and anticipated regulations resulting from the law; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation to which the Company may be subject from time to time; provisions in the Dodd-Frank Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax matters and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2012 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2013	2012	2013	2012
Amounts in millions, except per share amounts

Revenue	$756.0	$640.8	$1,487.8	$1,287.6

Expenses:
Operating	197.1	180.6	397.9	366.1
Selling, general and administrative	185.0	159.6	412.0	328.4
Depreciation and amortization	23.1	22.1	46.7	45.6
Total expenses	405.2	362.3	856.6	740.1

Operating income	350.8	278.5	631.2	547.5
Non-operating (expense) income, net
Interest (expense) income, net	(21.7)	(16.6)	(43.7)	(26.9)
Other non-operating (expense) income, net	7.7	2.7	16.5	2.6
Total non-operating (expense) income, net	(14.0)	(13.9)	(27.2)	(24.3)
Income before provision for income taxes	336.8	264.6	604.0	523.2
Provision for income taxes	108.4	88.9	184.5	172.0
Net income	228.4	175.7	419.5	351.2
Less: net income attributable to noncontrolling interests	2.9	3.2	5.6	5.2
Net income attributable to Moody's Corporation	$225.5	$172.5	$413.9	$346.0

Earnings per share attributable to Moody's common shareholders
Basic	$1.01	$0.77	$1.86	$1.55
Diluted	$1.00	$0.76	$1.83	$1.52

Weighted average number of shares outstanding
Basic	222.3	223.9	222.8	223.7
Diluted	226.2	227.2	226.7	227.3

Supplemental Revenue Information (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

Amounts in millions	2013	2012	2013	2012

Moody's Investors Service
Corporate Finance	$262.9	$191.5	$521.2	$392.0
Structured Finance	97.2	90.7	190.2	185.0
Financial Institutions	84.5	77.8	171.0	156.6
Public, Project and Infrastructure Finance	92.7	81.2	176.1	160.3
Intersegment royalty	19.0	17.5	37.9	34.6
Sub-total MIS	556.3	458.7	1,096.4	928.5
Eliminations	(19.0)	(17.5)	(37.9)	(34.6)
Total MIS revenue	537.3	441.2	1,058.5	893.9

Moody's Analytics
Research, Data and Analytics	130.3	121.8	259.9	241.6
Enterprise Risk Solutions	60.2	51.5	113.2	99.6
Professional Services	28.2	26.3	56.2	52.5
Intersegment revenue	2.7	2.9	5.5	5.9
Sub-total MA	221.4	202.5	434.8	399.6
Eliminations	(2.7)	(2.9)	(5.5)	(5.9)
Total MA revenue	218.7	199.6	429.3	393.7

Total Moody's Corporation revenue	$756.0	$640.8	$1,487.8	$1,287.6

Moody's Corporation revenue by geographic area

United States	$408.4	$346.1	$818.3	$691.2
International	347.6	294.7	669.5	596.4

	$756.0	$640.8	$1,487.8	$1,287.6

Non-operating (expense) income, net

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2013	2012	2013	2012
Amounts in millions

Interest (expense) / income, net:
Expense on borrowings	$(20.5)	$(16.4)	$(41.5)	$(32.8)
Income	1.2	1.2	2.4	2.5
UTPs and other tax related liabilities (a)	(2.4)	(1.5)	(4.6)	3.5
Capitalized	-	0.1	-	(0.1)
Total interest (expense) income, net	$(21.7)	$(16.6)	$(43.7)	$(26.9)
Other non-operating (expense) income, net:
FX gain/(loss)	$5.3	$0.3	$12.7	$(1.2)
Joint venture income	3.2	2.6	4.9	4.6
Other	(0.8)	(0.2)	(1.1)	(0.8)
Other non-operating income (expense), net	7.7	2.7	16.5	2.6
Total non-operating income (expense), net	$(14.0)	$(13.9)	$(27.2)	$(24.3)

(a)	The six months ended June 30, 2012 amount contains a benefit of approximately $7 million related to the settlement of state and local tax audits

Selected Consolidated Balance Sheet Data (Unaudited)

	June 30,	December 31,
	2013	2012
Amounts in millions

Cash and cash equivalents	$1,633.0	$1,755.4
Short-term investments	17.9	17.9
Total current assets	2,442.7	2,525.7
Non-current assets	1,351.6	1,435.2
Total assets	3,794.3	3,960.9
Total current liabilities	897.1	1,164.9
Total debt (1)	1,605.0	1,671.2
Other long-term liabilities	756.7	719.7
Total shareholders' equity	456.8	396.6
Redeemable noncontrolling interest*	78.7	72.3
Total liabilities, redeemable noncontrolling interest and shareholders' equity	3,794.3	3,960.9

Actual number of shares outstanding	220.4	223.3

* Represents a noncontrolling interest related to the November 2011 acquisition of Copal Partners

	June 30,	December 31,
(1) Total debt consists of the following:	2013	2012
Series 2005-1 Notes due 2015 (a)	$311.0	$313.8
Series 2007-1 Notes due 2017	300.0	300.0
2008 Term Loan due 2013 (b)	-	63.8
2010 Senior Notes due 2020 (c)	497.6	497.4
2012 Senior Notes due 2022 (d)	496.4	496.2
Total debt (e)	$1,605.0	$1,671.2

(a)	Includes an $11.0 million and $13.8 million fair value adjustment on an interest rate hedge at June 30, 2013 and December 31, 2012, respectively

(b)	Final payment made in Q2 2013

(c)	Represents $500 million of 5.5% publicly traded Senior Notes which mature on September 1, 2020; the notes were offered to the public at 99.374% of the face amount

(d)	Represents $500 million of 4.5% publicly traded Senior Notes which mature on September 1, 2022; the notes were offered to the public at 99.218% of the face amount

(e)	Of the total debt shown in the table above, $63.8 million is classified within total current liabilities at December 31, 2012, and consists of borrowings under the 2008 Term Loan

Financial Information by Segment:

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization.

	Three Months Ended June 30,
	2013				2012
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$556.3	$221.4	$(21.7)	$756.0	$458.7	$202.5	$(20.4)	$640.8
Operating, selling, general and administrative	236.2	167.6	(21.7)	382.1	211.3	149.3	(20.4)	340.2
Adjusted operating income	320.1	53.8	-	373.9	247.4	53.2	-	300.6

Depreciation and amortization	11.5	11.6	-	23.1	10.7	11.4	-	22.1
Operating income	$308.6	$42.2	$-	$350.8	$236.7	$41.8	$-	$278.5
Adjusted operating margin	57.5%	24.3%		49.5%	53.9%	26.3%		46.9%
Operating margin	55.5%	19.1%		46.4%	51.6%	20.6%		43.5%

	Six Months Ended June 30,
	2013				2012
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$1,096.4	$434.8	$(43.4)	$1,487.8	$928.5	$399.6	$(40.5)	$1,287.6
Operating, selling, general and administrative	520.5	332.8	(43.4)	809.9	432.4	302.6	(40.5)	694.5
Adjusted operating income	575.9	102.0	-	677.9	496.1	97.0	-	593.1

Depreciation and amortization	22.8	23.9	-	46.7	21.9	23.7	-	45.6
Operating income	$553.1	$78.1	$-	$631.2	$474.2	$73.3	$-	$547.5
Adjusted operating margin	52.5%	23.5%		45.6%	53.4%	24.3%		46.1%
Operating margin	50.4%	18.0%		42.4%	51.1%	18.3%		42.5%

Transaction and Relationship Revenue:

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents software license fees and revenue from risk management advisory projects, training and certification services, and knowledge outsourcing engagements.

Transaction and Relationship Revenue

	Three Months Ended June 30,
	2013			2012
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	75%	25%	100%	70%	30%	100%
Structured Finance	61%	39%	100%	57%	43%	100%
Financial Institutions	37%	63%	100%	35%	65%	100%
Public, Project and Infrastructure Finance	65%	35%	100%	62%	38%	100%
Total MIS	65%	35%	100%	60%	40%	100%

Moody's Analytics	21%	79%	100%	20%	80%	100%

Total Moody's Corporation	52%	48%	100%	47%	53%	100%

	Six Months Ended June 30,
	2013			2012
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	76%	24%	100%	72%	28%	100%
Structured Finance	60%	40%	100%	57%	43%	100%
Financial Institutions	38%	62%	100%	36%	64%	100%
Public, Project and Infrastructure Finance	63%	37%	100%	62%	38%	100%
Total MIS	65%	35%	100%	61%	39%	100%

Moody's Analytics	20%	80%	100%	20%	80%	100%

Total Moody's Corporation	52%	48%	100%	48%	52%	100%

Non-GAAP Financial Measures:

The tables below reflect certain adjusted results that the SEC defines as “non-GAAP financial measures” as well as a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure. Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company’s performance, facilitate comparisons to competitors’ operating results and to provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These non-GAAP measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these non-GAAP measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Non-GAAP diluted earnings per share attributable to Moody's common shareholders:

The Company presents this non-GAAP measure to exclude the impact of litigation settlements to allow for a more meaningful comparison of Moody’s diluted earnings per share from period to period. Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

Six Months Ended June 30,
2013
Diluted EPS - GAAP	$1.83
Impact of litigation settlement	$0.14
Diluted EPS - Non-GAAP	$1.97

Projected full-year ended December 31,
2013
Diluted EPS guidance - GAAP	$3.35 - 3.45
Impact of litigation settlement	$0.14
Diluted EPS guidance - Non-GAAP	$3.49 - 3.59

Adjusted Operating Income and Adjusted Operating Margin:
The table below reflects a reconciliation of the Company’s operating income and operating margin to adjusted operating income and adjusted operating margin. The Company defines adjusted operating income as operating income excluding depreciation and amortization. The Company presents adjusted operating income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s, measuring the Company's ability to service debt, fund capital expenditures, and expand its business. Adjusted operating income excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Management believes that the exclusion of this item, detailed in the reconciliation below, allows for a more meaningful comparison of the Company’s results from period to period and across companies. The Company defines adjusted operating margin as adjusted operating income divided by revenue.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating income	$350.8	$278.5	$631.2	$547.5
Depreciation & amortization	23.1	22.1	46.7	45.6
Adjusted operating income	$373.9	$300.6	$677.9	$593.1
Operating margin	46.4%	43.5%	42.4%	42.5%
Adjusted operating margin	49.5%	46.9%	45.6%	46.1%

Free Cash Flow:
The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management believes that free cash flow is a useful metric in assessing the Company’s cash flows to service debt, pay dividends and to fund acquisitions and share repurchases. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow.

	Six Months Ended June 30,
	2013	2012
Net cash flows from operating activities	$369.1	$235.5
Capital additions	(18.1)	(21.9)
Free cash flow	$351.0	$213.6
Net cash used in investing activities	$(19.0)	$(25.9)
Net cash used in financing activities	$(426.2)	$(142.5)

CONTACT:
Michael Adler
Senior Vice President
Corporate Communications
212.553.4667
michael.adler@moodys.com
or
Salli Schwartz
Global Head of Investor Relations
212.553.4862
sallilyn.schwartz@moodys.com